Exhibit 10.45

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made this 5th day of April, 2012 (the “Effective Date”), by and between CryoPort, Inc., a Nevada corporation, and CryoPort Systems, Inc., a California corporation (collectively, the “Company”), on the one hand, and Larry G. Stambaugh (“Executive”) in the complete, final, and binding settlement of all claims and potential claims, if any, with respect to their employment relationship.

RECITALS

A. Executive has been employed by the Company, pursuant to the terms of that certain Amended and Restated Employment dated as of December 22, 2010 (the “Employment Agreement”) and held the positions of Chief Executive Officer and Chairman of the Board.

B. Executive is also a member of the Company’s Board of Directors.

C. Executive and Company hereby terminate their employment relationship as of the Effective Date, and wish to resolve amicably and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them, the termination of that relationship, including the basis therefor, and their respective positions regarding the payment of any severance in connection with said termination.

D. Company has agreed to provide Executive with certain rights and benefits (as described below) in exchange for Executive’s full release of any and all claims that Executive may have against the Company and/or any of the “Executive Released Parties” (as that term is defined below) as provided herein, and all of the other covenants, promises and terms contained in the this Agreement.

NOW, THEREFORE, IN RELIANCE OF THE ABOVE RECITALS AND IN CONSIDERATION of the promises, covenants and agreements herein contained, the parties agree as follows:

1. The parties hereby agree that their employment relationship and the Employment Agreement are hereby terminated as of the Effective Date, including termination of all of the offices and other positions held by Executive with the Company. Executive acknowledges and agrees that he will have no further duties or responsibilities and no further authority on behalf of the Company after the Effective Date, other than as specifically set forth herein. In addition, upon execution of this Agreement, Executive shall tender his resignation from the Company’s Board of Directors.

2. The Company will pay Executive all wages, salary, bonuses, benefits, and vacation pay or any other monies owed by Company to Executive through April 5, 2012 (collectively, the Wages”) on April 6, 2012, by issuing two checks for $6,923.08 and $50,870.77, subject to deductions for applicable withholding required by law. If the two checks are not issued to Executive on April 6, 2012, this Agreement shall be null and void. In addition, there are two outstanding expense reports for business expenses incurred in the ordinary course by Executive, for which Executive will be reimbursed by the Company after processing in the ordinary course, consistent with Company policies in place at the time the expenses were incurred.

3. Executive agrees to promptly return all Company property remaining in Executive’s possession, including but not limited to credit cards, computer hardware, computer software, computer files, printers, cell phones, keys, and documents (and all copies). Executive acknowledges that there is Company information on his personal lap top computer and smart phone (the Devices”). Executive agrees to meet with the Company’s Chief Financial Officer, as soon as practicable, in order to arrange for (a) transfer of all Company information contained on the Devices to the Company and (b) deletion of all Company information on these Devices. Executive also agrees to promptly return any subsequently discovered Company property.

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4. In consideration for the promises and representations of Executive as described in this Agreement:

A. the Company will pay Executive a severance amount equal to $180,000, payable in a lump sum within ten (10) days after receipt of this Agreement signed by Executive with no revocation received, subject to deductions for applicable withholding required by law;

B. the Company agrees to continue Executive’s existing healthcare insurance benefits under COBRA and/or Cal-COBRA until March 31, 2013 (the “Continuation Period”) with the Company paying the employer portion and Executive paying his co-payment portion in the same proportions as provided for during Executive’s employment, currently expected to be $1,389.84 per month for the Company’s portion and $740.62 per month for the Executive’s portion for April 2012; provided, however, that if Executive becomes eligible for healthcare insurance benefits under any other employer’s group healthcare insurance benefit plan before the expiration of the Continuation Period, Executive shall promptly notify the Company and the Company’s obligation to pay the Company’s portion of the COBRA premium shall cease as of the first date on which Executive is eligible for healthcare insurance benefits under the other employer’s group healthcare insurance benefit plan; and

C. the exercise period of the two stock options granted to Executive on September 10, 2010, with exercise prices of $0.66 per share, shall be extended for a period of five (5) years from the Effective Date as to those underlying shares of common stock vested as of the Effective Date, which for the sake of clarity amount to 362,232 and 210,000 respectively, notwithstanding any other provisions to the contrary contained in the stock option agreements (and/or applicable incentive stock option plan), including the option expiration dates. For avoidance of doubt, Executive acknowledges and agrees that all other stock options held by Executive as of the Effective Date shall cease to vest on the Effective Date and shall cease to be exercisable in accordance with the respective stock option agreements (and/or applicable incentive stock option plan).

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5. In exchange for the releases and mutual promises contained herein, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, and all parent, subsidiary, sister, and affiliated corporations and entities of the Company, as well as all of its past and present, officers, directors, employees, representatives, consultants, contractors, any human resources or payroll services provider, and attorneys, and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (collectively, “Executive Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation:

(1)	The Civil Rights Act of 1964, as amended;

(2)	42 U.S.C. § 1981;

(3)	The California Fair Employment and Housing Act;

(4)	Section 503 of the Rehabilitation Act of 1973;

(5)	The Americans With Disabilities Act, as amended;

(6)	The Fair Labor Standards Act (including the Equal Pay Act);

(7)	The California Constitution;

(8)	The California Labor Code;

(9)	The Family Medical Leave Act;

(10)	The California Family Rights Act;

(11)	The Executive Retirement Income Security Act, as amended;

(12)	Wage claims of all types, whether for non-payment, late payment, overtime, rest periods, meal periods, deductions and/or penalties;

(13)	Wrongful termination in violation of public policy; and

(14)	Unfair business practices (collectively, “claim” or “claims”)

which Executive now has, or claims to have, or which Executive at any time heretofore had, or claimed to have, or which Executive at any time hereafter may have, own or hold, claim to have, own or hold against any of the Executive Released Parties, including but not limited to claims which arise out of or relate to Executive’s employment by the Company. This release expressly waives any and all claims Executive may now have against the Company regardless of the nature, source, or basis for any such claim, including but not limited to claims for wages, salary, bonuses, commissions, or any other monies owed by the Company to Executive. This release however does not waive Executive’s rights to unemployment. This release is intended by the parties to be mutual. Thus, Executive Released Parties likewise hereby irrevocably and unconditionally release, acquit, and forever discharge Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any of the rights, torts or statutes listed above, which Executive Released Parties now have, or claim to have, or which Executive Released Parties at any time heretofore have, or claim to have, or which Executive Released Parties at any time hereafter may have, own or hold, claim to have, own or hold against Executive, including but not limited to claims which arise out of or relate to business conducted by Executive during his employment by the Company. This release expressly waives any and all claims Executive Released Parties may now have against Executive regardless of the nature, source, or basis for any such claim. The Company agrees that it will not oppose Executive’s claim for unemployment benefits.

Nothing in this Agreement shall supersede, invalidate or otherwise undermine the terms of the Directors and Officers Insurance policy, or any other insurance policy of Company, its applicability to Executive, and Executive’s entitlement to be defended and indemnified from any claim covered by such policies.

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6. Executive hereby agrees that Executive may have had access to confidential or proprietary information relating to the Company, including but not limited to customer lists, business strategies and plans, computer programs and other computer-stored data, accounts payable data, payroll information, personnel information, pricing and other contract terms. Executive acknowledges that this information is confidential or proprietary and Executive agrees not to disclose it, nor allow it to be disclosed, communicated or otherwise conveyed to any third parties except as may be required by law. Executive further agrees to immediately inform the Company in writing of any known unauthorized disclosure of, or access to, the Company’s confidential or proprietary information described above. Executive hereby agrees that the disclosure of the Company’s confidential or proprietary information shall cause serious damage to the Company. The foregoing shall supplement any existing confidentiality agreement, if any, between the parties hereto and shall survive the full payment of all sums paid hereunder.

7. Executive acknowledges and agrees that Executive has no pending lawsuit, administrative charge, or complaint against the Company or any of the other Executive Released Parties, in any court or with any governmental agency. Executive also agrees that, to the extent permitted by law, Executive will not allow any lawsuit, administrative charge, or complaint to be pursued on Executive’s behalf. Executive further agrees that Executive will not participate, cooperate, or assist in any litigation against the Executive Released Parties in any manner, to the extent permitted by law. If lawfully subpoenaed by a court of this jurisdiction, Executive agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.

8. It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that Executive agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release includes a release under § 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

9. This Agreement is intended to release and discharge any claims of Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

A.	Executive acknowledges that Executive has read and understands the terms of this Agreement.

B.	Executive acknowledges that Executive has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Executive deems necessary concerning this Agreement.

C.	Executive acknowledges that Executive has been given twenty one (21) days from April 5, 2012 to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly, and voluntarily.

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D.	For a seven day period following the execution of this Agreement, Executive may revoke this Agreement by delivering a written notice of revocation within that time to Robert Stefanovich, if he so chooses. This Agreement shall not become effective until the 7 days have passed without a revocation being received. This Agreement will be revoked in its entirety if such notice is given, and the Company will have no obligation to take any of the actions and/or make any payment provided by this Agreement.

10. It is understood and agreed that this Agreement is not an admission of liability and shall not be used or construed as such in any proceeding.

11. This Agreement shall be construed under the laws of the State of California.

12. Executive agrees to refrain from any disparagement, criticism, defamation, libel or slander of, and from making any derogatory or untruthful statements about, any of the Executive Released Parties or the Company. Executive Released Parties likewise agree to refrain from any disparagement, criticism, defamation, libel or slander of, and from making any derogatory or untruthful statements about Executive.

13. If any disagreement, controversy, claim, action, proceeding or dispute between Executive and any Executive Released Parties, is brought to interpret or enforce the provisions of this Agreement, the prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.

14. Executive agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

15. In the event that any provision of this Agreement is found to be unenforceable, that provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

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16. This Agreement contains the entire agreement between the parties on the subjects addressed in this Agreement and replaces any other prior agreements between the parties with the exception of Company’s confidentiality agreements. This Agreement may only be modified by a written document signed by a duly authorized officer of the Company.

By signing this Agreement before the 21 day period described above in paragraph 10(C) expires, Executive waives his right under the ADEA and the OWBPA to 21 days to consider the terms of this Agreement. In any case, however, Executive retains the right to revoke this Agreement within seven (7) days, as described above in paragraph 9(D).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Dated: 04/05/2012	/s/ Larry G. Stambaugh
Larry G. Stambaugh “Executive”

Dated: 04/05/2012	CryoPort, Inc. and CryoPort Systems, Inc. “the Company”

/s/ Robert Stefanovich
By: Robert Stefanovich, Chief Financial Officer

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